Fidelity & Guaranty Life Reports Fiscal First Quarter 2016 Results

•	Reported net income was $48 million or $0.82 per diluted share for the first quarter

•	Adjusted operating income was $31 million or $0.53 per diluted share for the first quarter

•	Fixed indexed annuity ("FIA") sales were $437 million, up 3% over fourth quarter 2015; indexed universal life sales increased 86% over prior year to $13 million

•	Average assets under management now exceed $18.2 billion, an increase of 6% over prior year; net investment spread across all product lines up 30 basis points year over year

DES MOINES, Iowa: February 3, 2016 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today reported net income of $48 million or $0.82 per diluted common share for the fiscal first quarter of 2016 ended on December 31, 2015(1). The Company reported adjusted operating income of $31 million, or $0.53 per diluted share, compared to adjusted operating income of $27 million or $0.46 per diluted share, in the prior year period.
The table below reconciles after-tax reported net income to adjusted operating income ("AOI").

(In millions, all amounts are after tax)	Three months ended December 31,
Reconciliation from Net Income to AOI(2):	2015	2014	Increase (decrease)
Net income	$48	$14	$34
Effect of investment losses, net of offsets	3	2	1
Effect of change in FIA embedded derivative discount rate, net of offsets	(7)	20	(27)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	(13)	(8)	(5)
Effects of class action litigation reserves, net of offsets	—	(1)	1
Adjusted operating income	$31	$27	$4
See footnotes at end of release.

The current quarter included net unfavorable items of ($3) million or ($0.05) per diluted share and prior year items were fully offsetting. The table below details notable items in both periods.

Current Year Fiscal Quarter
- Unfavorable actual to expected mortality within single premium immediate annuity product line ("SPIA")	($3) million
- Higher expenses related to legacy incentive compensation plans & merger transaction costs	($3) million
- Net favorable adjustments related to lower deferred acquisition cost ("DAC") amortization, due to equity market fluctuations, and bond prepayment income	$3 million
Prior Year Fiscal Quarter
- Favorable actual to expected mortality within SPIA product line	$3 million
- Higher expense related to legacy incentive compensation plans & strategic review related costs	($3) million

"We had a good start to the year with adjusted operating income up nearly 15%, average assets under management up $1 billion and net investment spread up 30 basis points over the prior year,” said Chris Littlefield, President and Chief Executive Officer of FGL. “As we have previously noted, following last year's record first quarter sales we intentionally moderated our FIA volume in favor of higher new business profitability and prudent capital management. Due to the timing of our opportunistic MYGA sales program last year and the record FIA quarter, annuity sales were lower year over year, as expected. That said, FIA sales this quarter were up sequentially despite a very competitive environment that we expect will continue. At the same time, we're seeing significant growth in our indexed universal life business as we expand distribution. Finally, we continue to work on a successful closing of the merger transaction with Anbang Insurance Group Co., Ltd. We are working towards securing the required regulatory approvals and currently expect to close the transaction during the second quarter of 2016.”

Summary Financial Results (Unaudited)

	Three months ended December 31,
(In millions, except per share data)	2015	2014
Fixed indexed annuity sales (2)	$437	$648
Total annuity sales (2)	$489	$903
Average assets under management (2)	$18,239	$17,266
Net investment spread - FIA (2)	2.92%	2.87%
Net investment spread - All products (2)	2.14%	1.84%
Net income	$48	$14
Net income per diluted share	$0.82	$0.24
Adjusted operating income (“AOI”) (2)	$31	$27
AOI per diluted share (2)	$0.53	$0.46
Weighted average basic shares	58.2	58.3
Weighted average diluted shares	58.5	58.5
Total common shares outstanding	59.0	58.7
Book value per share	$23.73	$28.36
Book value per share, excluding AOCI (2)	$24.78	$22.49
See footnotes below.

Annuity Sales In Line With Expectations
Sales of our core fixed indexed annuity product were $437 million in the current period, a decrease of 33% over the prior year. As expected, FIA sales were down from the near record level achieved in the prior period as we have intentionally moderated volume to sustain a disciplined approach for new business profitability and capital targets. While we continue to see volatility among product manufacturers in the near-term competitive landscape for FIA's, we believe that the market will continue to expand as demand for indexed products increases over the long-term.
On a sequential basis, FIA sales increased 3% as compared to the fiscal fourth quarter of 2015. Continued demand for our products is the result of long-tenured relationships with our independent marketing organizations ("IMO's") and a well-rounded product suite to meet the retirement needs of today's customers.
Sales of multi-year guarantee annuities ("MYGA") were $52 million in the current quarter as compared to $255 million in the same period last year. We continue to view this business as opportunistic, when the interest rate environment is attractive to us and to the market, therefore our MYGA volume will fluctuate from period to period.
Indexed universal life sales in the quarter were $13 million, an increase of 86% compared to $7 million last year. The strong growth in the current period reflects FGL's ongoing efforts to steadily grow indexed universal life sales through its network of core middle-market focused IMO's.

Investment Portfolio Performing Well
Net investment income was $222 million for the quarter, an increase of 7% compared to $208 million for the same period last year. This growth was driven by increases in average assets under management ("AAUM") and earned yields. AAUM increased $1.0 billion or 6% over the prior year due to sales growth and stable policy owner retention trends.

The average earned yield on the total portfolio in the quarter was 4.87%, up 4 basis points from 4.83% in the prior year quarter, primarily due to portfolio repositioning completed last year. Asset purchases during the quarter were $1.1 billion at an average yield of 5.50% and included new business, as well as $432 million from a portfolio repositioning program. Net investment income and earned yields in the quarter also benefited from prepayment income of $3 million, before DAC amortization and taxes.
Net investment spread across all product lines increased 30 basis points compared to fiscal first quarter 2015. Net investment spread in fixed indexed annuities was 292 basis points for the current period, up 5 basis points from the prior year level of 287 basis points primarily from lower option costs during the current quarter. Net realized losses of $5 million in the quarter, before DAC amortization and taxes, included $10 million of other than temporary impairment losses partially offset by trading gains. As of December 31, 2015, the average NAIC rating for the portfolio remains approximately 1.5.

Capital Management Trends:

•
GAAP book value per share on a reported basis was $23.73, 16% lower than the prior year, and included a $407 million decline in the fair value of available-for-sale investments, as interest rates increased and bond yield spreads widened over the past year.

•	GAAP book value per share at December 31, 2015 excluding accumulated other comprehensive (loss) income (“AOCI”) was $24.78, an increase of 10% year over year.

•
As announced on February 2, 2016, the FGL Board of Directors has declared a quarterly dividend of $0.065 per share. The dividend is payable on March 7, 2016 to shareholders of record as of the close of business on February 22, 2016.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31, 2015	September 30, 2015
	(Unaudited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: December 31, 2015 - $17,684 September 30, 2015 - $17,622)	$17,428	$17,746
Equity securities, available-for-sale, at fair value (amortized cost: December 31, 2015 - $601; September 30, 2015 - $597)	637	620
Derivative investments	145	82
Commercial mortgage loans	616	491
Other invested assets	127	155
Total investments	18,953	19,094
Related party loans	81	78
Cash and cash equivalents	568	502
Accrued investment income	181	191
Reinsurance recoverable	3,552	3,579
Intangibles, net	1,162	988
Deferred tax assets	286	228
Other assets	248	265
Total assets	$25,031	$24,925

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$17,961	$17,770
Future policy benefits	3,473	3,468
Funds withheld for reinsurance liabilities	1,251	1,267
Liability for policy and contract claims	64	55
Debt	300	300
Other liabilities	583	563
Total liabilities	23,632	23,423

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at December 31, 2015 and September 30, 2015)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,963,902 issued and outstanding at December 31, 2015; 58,870,823 shares issued and outstanding at September 30, 2015)	1	1
Additional paid-in capital	718	714
Retained earnings	754	710
Accumulated other comprehensive (loss) income	(62)	88
Treasury stock, at cost (534,514 shares at December 31, 2015; 512,391 shares at September 30, 2015)	(12)	(11)
Total shareholders' equity	1,399	1,502
Total liabilities and shareholders' equity	$25,031	$24,925

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended
	December 31, 2015	December 31, 2014
	(Unaudited)
Revenues:
Premiums	$15	$11
Net investment income	222	208
Net investment gains	63	59
Insurance and investment product fees and other	29	20
Total revenues	329	298
Benefits and expenses:
Benefits and other changes in policy reserves	181	224
Acquisition and operating expenses, net of deferrals	28	29
Amortization of intangibles	41	16
Total benefits and expenses	250	269
Operating income	79	29
Interest expense	(6)	(6)
Income before income taxes	73	23
Income tax expense	25	9
Net income	$48	$14

Net income per common share:

Basic	$0.82	$0.24
Diluted	$0.82	$0.24
Weighted average common shares used in computing net income per common share:
Basic	58.2	58.3
Diluted	58.5	58.5

Cash dividend per common share	$0.065	$0.065

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	December 31, 2015	September 30, 2015
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,399	$1,502
Less: AOCI	(62)	88
Total shareholder's equity excluding AOCI	$1,461	$1,414

Total shares outstanding	59.0	58.9
Weighted average shares outstanding - basic	58.2	58.1
Weighted average shares outstanding - diluted	58.5	58.4

Book value per share	$23.73	$25.51
Book value per share, excluding AOCI(2)	$24.78	$24.02

RECONCILIATION OF ADJUSTED OPERATING ROE

(In millions)	December 31, 2015	December 31, 2014
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,399	$1,665
Less: AOCI	(62)	345
Total shareholder's equity excluding AOCI	$1,461	$1,320

Quarterly AOI(3)	$31	$27
Quarterly Adjusted Operating ROE(2)	9%	8%

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(3)	See table on reconciliation of net income to AOI for the 2016 and 2015 fiscal quarters.

Agreement and Plan of Merger with Anbang Insurance Group Co., Ltd. ("Anbang")
On November 8, 2015, FGL and Anbang entered into a definitive merger agreement (the "Merger Agreement") pursuant to which Anbang will acquire all outstanding shares of FGL (the "Merger") for $26.80 per share in cash, without interest. The joint press release can be found on FGL’s investor relations website at www.fglife.com.
The Merger is expected to close in the second quarter of 2016. The Merger is subject to closing conditions, including the receipt of regulatory approvals from the Iowa Insurance Division, New York Department of Financial Services, Vermont Department of Financial Regulation, China Insurance Regulatory Commission and the Committee on Foreign Investment in the United States. The parties will not be required to file a notification of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, due to an available exemption.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of reinsurance related embedded derivative, and (iv) the effect of class action litigation reserves. All adjustments to AOI are net of the corresponding VOBA, DAC and income tax impact (using an effective tax rate of 35%) related to these adjustments as appropriate.
While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.
Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives; and including (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.
Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.
Adjusted operating ROE is calculated by dividing AOI by total average equity excluding AOCI. Average equity excluding AOCI is the average of the beginning and ending equity excluding AOCI for the period.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call
In light of the announced merger with Anbang, FGL has elected to discontinue conference calls to discuss quarterly and annual results, pending the closing of the transaction. FGL will continue to issue its earnings press releases and quarterly financial supplement.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2015, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life